Exhibit 16.1

August 25, 2020

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

mPHASE TECHNOLOGIES, INC. (the “Company”) provided to us a copy of the Company’s response to Item 4.01 of Form 8-K, dated August 25, 2020. We have read the Company’s statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ ASSURANCE DIMENSIONS

ASSURANCE DIMENSIONS